Exhibit 10.1

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Version

THIS AGREEMENT (this “Agreement”) is made as of October 1, 2020, by and among ViewRay Technologies, Inc., a Delaware corporation (“ViewRay”), ViewRay, Inc., a Delaware corporation (“ViewRay Parent”) and Siemens, Healthcare GmbH, a company organized under the laws of Germany (“Siemens Healthcare”). ViewRay, ViewRay Parent and Siemens Healthcare are each a “Party” to this Agreement. Siemens Healthcare and its Affiliates are collectively referred to herein as “Siemens”.

W I T N E S S E T H:

WHEREAS, ViewRay and Siemens Healthcare are party to that certain Development and Supply Agreement, dated as of May 29, 2008 (as amended from time to time and as may be further amended, the “MRI Agreement”), pursuant to which Siemens Healthcare supplies ViewRay with Siemens Healthcare’s Avanto MRI and Avanto Dot MRI systems for integration into ViewRay’s MRIdian Linac;

WHEREAS, [***];

WHEREAS, [***];

WHEREAS, Siemens Healthcare will continue to support ViewRay’s MR Linac business as it has for the past ten years, including good faith negotiations about commercially reasonable opportunities regarding compatibility, connectivity, interface and workflow between ViewRay’s MR Linac products and the relevant Siemens Healthcare portfolio elements; and

WHEREAS, the Parties desire to (i) amend and supplement the MRI Agreement [***] and (iii) covenant to certain matters in connection with the proposed acquisition of Varian Medical Systems, Inc., a Delaware corporation (“Varian”) by Siemens.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth hereinafter and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the Parties hereby agree as follows:

1.

Definitions.  When used in this Agreement, whether in the singular or plural, the capitalized terms listed in Exhibit A attached hereto shall have the respective meanings given to such terms in Exhibit A.

2.	Next Generation MRI System.
(a)

Co-Development. During the five year period following the Effective Date, in the event that Siemens upgrades an existing MRI system or develops a new MRI system that is intended (i) for global marketing, (ii) to have specifications that are equivalent or superior to the specifications of the Avanto Dot System and (iii) to be positioned in the same market field as the Avanto Dot System (any such upgraded or new MRI system, a “Next Generation MRI System”), Siemens shall notify ViewRay as soon as commercially practicable following 510(k) approval by the U.S. Federal Drug Administration (“510(k)”). Upon receipt of such notice, ViewRay shall have the option to co-develop with Siemens, on commercially reasonable terms to be agreed between ViewRay and Siemens, any MR Linac applications of such Next Generation MRI System.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(b)

Supply.  In the event that Siemens develops a Next Generation MRI System during the five year period following the Effective Date, ViewRay and Siemens shall, at ViewRay’s option, enter into a supply arrangement (by amending the MRI Agreement or entering into a new supply agreement) whereby Siemens shall provide to ViewRay components for such Next Generation MRI System, components for Upgrade Kits, spare parts and service support, each on commercially reasonable terms. Any such amendment or new supply agreement for such Next Generation MRI System shall (i) have a term of at least five years, with supply to continue for at least five years following expiration or termination for any reason and (ii) incorporate Sections 8.1 and 8.2 of the MRI Agreement.

(c)

Price. The per-unit price charged for the Next Generation MRI System that replaces the Avanto Dot MRI system shall not substantially deviate from the prices listed under “Indicative Pricing for Next Generation Platform components” in Annex 3 to Amendment 8 to the MRI Agreement, signed on September 19, 2019.

(d)

Supply Continuity.  At any given time, Siemens shall not terminate production of any MRI system that it is supplying to ViewRay at such time until the applicable Next Generation MRI System that will replace such existing MRI system has been fully developed and integrated into ViewRay’s then-current MR Linac product, provided that ViewRay performs the required development and integration work within a reasonable timeframe. The Avanto Supply Limit, Avanto Dot Supply Limit and Avanto Dot Upgrade Supply Limit (each as defined in Amendment 8 to the MRI Agreement), as agreed in Amendment 8 and Amendment 9 to the MRI Agreement, shall remain unchanged and unaffected by this clause.

(e)	[***].
3.	[***].
4.	[***].
5.

ViewRay Information. Any confidential or proprietary information of ViewRay which Siemens receives or obtains, and that is designated as confidential by ViewRay (“ViewRay Information”) will be maintained by Siemens in confidence and shall only be shared with employees of Siemens who need to know such information in order to perform services under Siemens’ agreements with ViewRay, all of whom will be advised of the confidentiality obligations hereunder. Notwithstanding the immediately foregoing sentence, ViewRay Information shall in no event be shared with Varian or any subsidiary of Varian.

6.

Varian Patents.  Within 60 days following the date when Varian has become an Affiliate of Siemens Healthcare (the closing of the proposed acquisition of Varian by Siemens (hereinafter the “Closing Date”)):

(a)

Siemens Healthcare shall cause the lawsuit filed by Varian against ViewRay and ViewRay Parent in the United States District Court for the Northern District of California (Case No. 3:19-cv-05697 (N.D. Cal.)) (the “Varian Lawsuit”) to be dismissed with prejudice;

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(b)

Siemens Healthcare shall cause Varian to, and ViewRay and ViewRay Parent shall, jointly request dismissal of each of the ViewRay IPRs with prejudice, including the filing of a joint motion to dismiss each of the ViewRay IPRs pursuant to 35 U.S.C. 317(a);

(c)

Siemens Healthcare shall grant or cause Varian to grant to ViewRay and ViewRay Parent, in each case as of the Closing Date, an irrevocable, non-exclusive, non-transferable (unless the Parties agree otherwise in writing) , sublicensable (solely to the extent specified in this Section 6(c)), worldwide, fully paid up, royalty free and perpetual license under Varian’s U.S. Patent Nos. 8,637,841 and 9,082,520 and any subsequently filed applications and patents claiming priority to such, including any renewals, revivals, reissues, reexaminations, extensions, continuations and divisions thereof in all countries of the world (each, a “Varian Patent”) to make, use, offer for sale, sell, import and otherwise dispose of (and have made, offered for sale, sold, imported and disposed) any product, service, apparatus or method covered by a Varian Patent (the “Varian License”). ViewRay has the limited right to sublicense the Varian License to: (i) its subsidiaries, provided such sublicense only concerns the use, development, manufacturing or sale of ViewRay products and (ii) its customers in connection with rights granted by ViewRay for the use of ViewRay products. The Varian License, and any sublicenses granted under the Varian License, shall automatically terminate if a majority of ViewRay’s or any of its Affiliates’, including without limitation ViewRay Parent’s, equity or an otherwise controlling majority is directly or indirectly acquired or otherwise obtained, via one or several transactions, including without limitation the acquisition of shares or a merger, by a direct competitor of Siemens or if by one or a series of such transactions a direct competitor of Siemens would become the licensee under any of the Varian Patents, provided that all commercialized ViewRay products and all ViewRay products with 510(k) pending at the time of such termination shall not be affected by such termination. ViewRay shall inform Siemens Healthcare of such change of control without undue delay.

(d)

Siemens Healthcare shall cause Varian to, on behalf of Varian and Varian’s Affiliates, irrevocably release ViewRay and ViewRay Parent, and ViewRay shall, on behalf of itself and ViewRay Parent, irrevocably release Varian and Varian’s Affiliates, in each case from any and all actions, causes of action, suits, covenants, damages, expenses, attorneys’ fees, and any and all claims, counterclaims, cross-claims, defenses, offsets, judgments, demands, losses, liabilities and indemnities, which Varian, ViewRay, ViewRay Parent or any of their respective Affiliates asserted in the Varian Lawsuit or in the ViewRay IPRs; and

(e)

Siemens Healthcare shall cause Varian to, on behalf of Varian and Varian’s Affiliates, irrevocably release ViewRay, ViewRay Parent and its and their respective customers from any and all claims of infringement of any Varian Patent, which claims are based on acts completed or products sold prior to the Closing Date, which, had they been performed or sold after the License Date would have been licensed pursuant to this Agreement.

7.	[***].
8.

Compatibility. Within 12 months following the Closing Date, the Parties will enter good faith negotiations with the intent to enter into a commercially reasonable arrangement enhancing the compatibility, connectivity, interface and workflow between ViewRay’s MRIdian Linac and the relevant Siemens Healthcare portfolio elements.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

9.

Term and Termination.  This Agreement shall become effective on the Closing Date (the “Effective Date”). This Agreement shall terminate upon the earlier of (i) termination pursuant to mutual agreement of the Parties and (ii) the termination or expiration of the last remaining supply agreement between Siemens and ViewRay. Sections 1, 5, 6, 9, 10, 11, 12, 13 and 14 of this Agreement shall survive the termination of this Agreement indefinitely.

10.

Interpretation.  In the event of any conflict between this Agreement, on the one hand, and the MRI Agreement [***], on the other hand, this Agreement shall prevail.  Except as expressly provided otherwise in this Agreement, the MRI Agreement [***] shall remain in full force and effect.

11.

Entire Agreement.  This Agreement, together with the MRI Agreement [***], constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements among the Parties, whether oral or written, regarding such subject matter.

12.

Specific Performance.  If any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement occurs, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other available rights and remedies, and all such rights and remedies shall be cumulative. The Parties agree that the remedies for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that such a remedy would be adequate is waived. For the avoidance of doubt, this Section 12 shall not apply to the MRI Agreement [***].

13.	Miscellaneous. Articles 11 and 12 and Sections 13.1, 13.2, 13.3, 13.4, 13.5, 13.6 and 13.7 of the MRI Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

VIEWRAY TECHNOLOGIES, INC.	VIEWRAY, INC.

By: /s/ Robert McCormack	By: /s/ Robert McCormack
Name: Robert McCormack	Name: Robert McCormack
Title: Senior Vice President, General Counsel	Title: Senior Vice President, General Counsel

SIEMENS HEALTHCARE GMBH	SIEMENS HEALTHCARE GMBH

By: /s/ Dr. Arthur Kaindl	By: /s/ David Kniss
Name: Dr. Arthur Kaindl	Name: David Kniss
Title: Executive Vice President, Hagentic Resonance	Title: General Counsel Diagnostic Imaging